EX-99.(p)(22)

Canyon Capital Advisors LLC

Canyon Partners Real Estate LLC

ICE Canyon LLC

River Canyon Fund Management LLC

Canyon CLO Advisors LLC

Canyon Capital Advisors (Europe) Limited

Canyon Capital Advisors (Hong Kong) Limited

AECOM-Canyon Partners Real Estate Fund Advisors LLC

CP Investments LLC

Code of Ethics

Policy on Personal Securities Transactions

and Insider Information

Last amended September 2021

TABLE OF CONTENTS	SECTION
CODE OF ETHICS	1.
STANDARDS OF BUSINESS CONDUCT	1.1
PROHIBITION AGAINST INTENTIONAL SPREADING OF FALSE RUMORS	1.2
CONDUCTING BUSINESS IN FOREIGN COUNTRIES	1.3
SAFEGUARDING OF PROPRIETARY AND NON-PUBLIC INFORMATION USE OF SOCIAL MEDIA USE OF EMAIL	1.4 1.5 1.6

PERSONAL SECURITIES TRANSACTIONS	2
POLICIES AND PROCEDURES REGARDING PERSONAL SECURITIES TRANSACTIONS	2.1
PERSONAL SECURITIES TRANSACTIONS REPORTING REQUIREMENTS	2.2
SUMMARY OF REPORTING REQUIREMENTS	2.3
CONFIDENTIALITY OF PERSONAL SECURITIES TRANSACTION INFORMATION	2.4
COMMUNICATION WITH THE BOARDS OF DIRECTORS OF REPORTABLE FUNDS	2.5

POLICY ON INSIDER INFORMATION	3
INSIDER TRANSACTIONS	3.1
IDENTIFYING INSIDE INFORMATION	3.2
LIMITING THE USE OF INSIDER INFORMATION AND USING INFORMATION BARRIERS	3.3
MISCELLANEOUS CONTROL PROCEDURES	3.4
USE OF NON-PUBLIC INFORMATION REGARDING A CLIENT	3.5

GIFTS, CONFERENCES, DIRECTORSHIPS, REGULATORY REQUIREMENTS, AND POLITICAL CONTRIBUTIONS AND ACTIVITIES	4
GIFTS	4.1
BUSINESS ENTERTAINMENT GIFTS AND ENTERTAINMENT GIVEN TO UNION OFFICIALS	4.2 4.3
GIFTS AND ENTERTAINMENT GIVEN IN CONNECTION WITH 1940 ACT REGISTERED FUNDS OUTSIDE BUSINESS ACTIVITIES	4.4 4.5
POLITICAL ACTIVITIES USING FIRM NAME OR RESOURCES	4.6
REGULATORY REQUIREMENTS	4.7

ENFORCEMENT OF THE CODE	5.
REPORTING REQUIREMENTS	5.1
DUTIES AND RESPONSIBILITIES OF THE CHIEF COMPLIANCE OFFICER AND COMPLIANCE REPRESENTATIVE	5.2
CODE VIOLATIONS	5.3
REPORTS TO SENIOR MANAGEMENT	5.4
RECORDKEEPING REQUIREMENTS	5.5
EFFECTIVE DATE OF THE CODE	5.6
APPENDIX A & APPENDIX B

1.	CODE OF ETHICS

This Code of Ethics (“Code”) shall apply to all employees within the Canyon group of companies, which includes Canyon Capital Advisors LLC (“CCA”), Canyon Partners Real Estate LLC (“CPRE”), , River Canyon Fund Management LLC (“River Canyon”), Canyon CLO Advisors LLC (“CLO Advisors”), Canyon Capital Advisors (Europe) Limited (“CCA EU”), Canyon Capital Advisors (Hong Kong) Limited (“CCA HK”), AECOM-Canyon Partners Real Estate Fund Advisors LLC (“AECOM”), and CP Investments LLC (CPI). CCA, CPRE, AECOM, River Canyon, and CLO Advisors are investment advisers registered under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and have adopted this Code of Ethics and Policy on Personal Securities Transactions and Insider Information (the “Code”) to meet the requirements of Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act of 1940 (the “IC Act”). CCA EU is registered with the Financial Conduct Authority (“FCA”) and CCA HK is registered with the Securities and Futures Commission in Hong Kong (“SFC”). CPI is a broker-dealer registered under the Securities Exchange Act of 1934 and member of FINRA. The employees and officers (referred to collectively as “Employees”) of Canyon Partners, LLC (“Canyon Partners”), CCA, CPRE, AECOM, River Canyon, CLO Advisors, CCA EU, CCA HK, and CPI, (collectively referred to as “Canyon”) are subject to this Code. However, with respect to AECOM, this Code only applies to those Canyon employees that provide services to AECOM.

As a fiduciary, Canyon is committed to maintaining the highest ethical standards in all business activities, including the management of separate accounts, private investment funds managed by Canyon, and any Registered Investment Companies which are advised or subadvised by Canyon (“Reportable Funds”) (collectively referred to as “Clients”). The Code reflects Canyon’s view on dishonesty, self-dealing, conflicts of interest and trading on material, non-public information, none of which will be tolerated. Each Employee is required to read the Code annually and to certify that he or she has complied with its provisions and with the reporting requirements. Acknowledgement of and compliance with the Code are conditions of employment.

Any person who has any question regarding the applicability of the Code or the related prohibitions, restrictions and procedures or the propriety of any action, is urged to contact Canyon’s Compliance Department. Canyon’s trading desk will assist in monitoring the personal securities trading of Employees and resolving any issues that may arise. For a list of Employees currently holding the positions noted above see Appendix A.

CCA EU has adopted policies and procedures to comply with the requirements of the FCA and MAS, respectively. The employees of CCA EU shall comply with the strictest standard whether imposed by this Code of Ethics or the policies and procedures adopted by their respective firm. (In most cases the standards imposed by the Code of Ethics are stricter.)

CCA HK has adopted this Code of Ethics which has been incorporated by reference to its own compliance manual.

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1.1	STANDARDS OF BUSINESS CONDUCT

As fiduciaries, Canyon and its Employees owe Canyon’s Clients a duty of loyalty and care, which requires that Employees act for the best interests of Canyon and its Clients and always place Canyon and its Clients’ interests first and foremost. Enumerated below are some examples of these duties.

•

Employees must avoid actions or activities that allow (or appear to allow) them or their family members to improperly profit or benefit from their relationships with Canyon or its Clients, or that bring into question their independence or judgment.

•	Employees must report any violations of this Code promptly to the Compliance Department or the Trading Desk.

•	Employees must always observe the highest standards of business conduct and act in accordance with all applicable laws and regulations, including federal securities laws.

•	Employees cannot, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any Client:

•	employ any device, scheme or artifice to defraud any Client;

•

make to a Client any untrue statement of a material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business that would operate as a fraud or deceit upon any Client; or

•	engage in any manipulative practice with respect to any Client.

•	Employees cannot engage in any inappropriate trading practices.

•	Employees cannot cause or attempt to cause any Client to purchase, sell, or hold any security in a manner calculated to create any personal benefit to an Employee.

1.2.	PROHIBITION AGAINST INTENTIONAL SPREADING OF FALSE RUMORS

Intentionally creating, passing or using false rumors or misleading information is prohibited by Canyon and by the law. Such conduct is contradictory to the Company’s stated Code of Conduct as well as the Company’s expectations regarding appropriate behavior of its supervised persons. The circulation of false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, a sector or market, or unjustly affect any person or entity, is prohibited.

Should you hear a rumor or other communication you know to be false, do not pass such information to others. Notwithstanding the forgoing, please note: the differentiation between a false rumor and someone’s investment opinion is a very grey area. To be clear, Canyon’s (and the regulators’) concern is with the intentional spreading of false rumors and information and is not in any way intended to prevent the free flow of information, including investment ideas and opinions regarding specific companies, securities, and industries, among market professionals.

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1.3.	CONDUCTING BUSINESS IN FOREIGN COUNTRIES

As a general policy, Canyon and its Employees are prohibited from promising, giving, or offering to give money or anything of value, either directly or indirectly, through any other person or entity, to a government official or any individual in the private sector who holds a position of trust (or is otherwise expected to act in good faith or impartially) for the purpose of unduly influencing any act or decision of such a person that may be construed as a breach of his/her duties to act accordingly in order to secure an improper advantage for or to otherwise improperly assist Canyon in obtaining or retaining business.

In addition to the general standards noted above, from time to time, Employees may pursue business opportunities or other activities in foreign countries. Whenever conducting activities on behalf of Canyon outside the Unites States, all personnel are expected to comply with all applicable national and local laws and regulations of the countries in which they are operating (unless prohibited by U.S. law). Any apparent conflict between the requirements of U.S. and foreign law should be promptly brought to the attention of the Compliance Department.

Employees should take note of the fact that in some countries certain laws prohibiting particular conduct are not enforced in practice; however, this does not excuse non-compliance. Personnel with any question as to whether certain activities are prohibited should contact the Compliance Department before engaging in any questionable conduct.

All personnel must also comply with U.S. laws and regulations applicable to the conduct of business outside of the United States. One such law is the Foreign Corrupt Practices Act. In general, the U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits companies from making, offering or authorizing the making or offering of, corrupt payments to foreign officials for the purpose of obtaining, retaining or directing business or otherwise securing an improper advantage (such as favorable regulatory action). To this end, Canyon has adopted specific policies and procedures dealing with the FCPA. Those policies and procedures are available on Canyon’s personal trading system. Employees should always consult the Compliance Department before making or offering any payment (or anything of value including, but not limited to, gifts, charitable contributions or covering the cost of travel related expenses) to a foreign official.

1.4.	SAFEGUARDING OF PROPRIETARY AND NON-PUBLIC INFORMATION

Proprietary information includes non-public information, analyses and plans that are created or obtained by Canyon for its business purposes, other than that which constitutes confidential information entrusted to Canyon or its personnel by an external source. (Confidential information received by an external source is discussed in Section 3). Sharing of proprietary information may, in some circumstances, violate the federal securities laws. In order to safeguard proprietary and non-public information, Employees should: (i) use proprietary or non-public information only for the specific business purposes for which the information was given, created or obtained; (ii) avoid discussions of proprietary or non-public information in the presence of others who do not have a need to know such information (including other Employees), and exercise extreme caution when

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discussing proprietary or non-public information in hallways, elevators, trains, subways, airplanes, restaurants, social gatherings or other public places; (iii) keep Clients’ and Investors’ identities confidential; (iv) keep proprietary and non-public information in locked file cabinets located in a secure area and use pass-codes to protect computer files; (v) exercise care to avoid placing documents containing proprietary or non-public information in areas where they may be read by unauthorized persons, and store such documents in secure locations when they are not in use; and (vi) avoid using speakerphones in circumstances where proprietary or non-public information may be overheard, and be aware that mobile telephones must be used with great care because their transmissions may be picked up by others. For the avoidance of doubt, Employees may be permitted to share general investment information with outside firms provided (1) there is a legitimate business reason for sharing such information (2) the sharing of any such information would not disadvantage or prejudice any Canyon client, and (3) the communication(s) would not otherwise violate the safeguards noted above or any other restrictions regarding the sharing of such information. Please note that disclosure of portfolio holdings of any Reportable Fund is subject to specific restrictions and limitations as outlined in the Disclosure of Portfolio Holdings Policy as set forth in the registration statement of each Reportable Fund. For example, an Employee may only discuss or disclose a trade in process for a RIC with counterparties, potential counterparties and others involved in the transaction (i.e., brokers and custodians).

Canyon sub-leases office space, which will result in individuals, other than Employees, having access to various common areas such as hallways, kitchens, elevators, etc. As a result, Employees must be especially vigilant in following the procedures outlined above. To the extent feasible, Canyon will strive to erect physical barriers between Employees in possession of proprietary and non-public information and other Employees of Canyon, its affiliates, and those with whom it shares office space. Canyon has adopted specific policies and procedures regarding the sharing of office space.

1.5	USE OF SOCIAL MEDIA

Employees may access certain websites that permit blogging or the posting of electronic information for work related reasons. However, any information posted on an electronic forum will be publicly available and, based on the content, may be considered an advertisement or investment advice/recommendation. Employees are prohibited from posting the following types of information on blogs or other electronic forums:

•

Information about Canyon’s Clients and Investors including, but not limited to, identifying an individual or institution as being a Client or Investor or posting any non-public information about a Client or Investor;

•	Proprietary information about Canyon’s investment strategies, holdings, and decisions; and

•	Performance or other proprietary marketing related information about any Canyon Client, fund or account.

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For purposes of the preceding policies, “Electronic Forum” includes information that is available to the general public, as well as information that is only available to “friends,” personal contacts, members, subscribers, or other groups of individuals.

Further, please be aware that persons outside Canyon may publish material non-public information on blogs or other electronic forums. Any Employee who believes he or she may have reviewed non-public information on an electronic forum should contact a member of the Compliance or Legal department immediately to discuss.

1.6	USE OF EMAIL

Canyon’s policy regarding the use of Email, including the consequences for failing to comply, can be found in the Company Property section of the Employee Handbook.

Employees are prohibited from using personal email and text messages to conduct Canyon business. The only permitted electronic communication platforms are corporate email, corporate messaging tools (Webex) and Bloomberg messaging and email.

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2.	PERSONAL SECURITIES TRANSACTIONS

The personal transactions and investment activities of Employees of investment advisory firms, and certain of their family members1 (referred to collectively as “Personal Securities Transactions”), are the subject of various federal securities laws, rules and regulations. The rules and regulations regarding Personal Securities Transactions define Employees with access to certain information as “Access Persons.” Canyon has decided to deem all Employees “Access Persons” and, as a result, all Employees must engage in all personal securities transactions in a manner that avoids a conflict (actual or apparent) between their personal interests and those of Canyon and its Clients. When Employees invest for their own accounts, conflicts of interest may arise between Canyon, Clients’ and the Employee’s interests. The conflicts may include (without limitation):

•	Taking an investment opportunity from a Client for an Employee’s own portfolio,

•	Using an Employee’s advisory position to take advantage of available investments,

•	Front running, for example, by an Employee trading for Employee’s own account before making a similar trade for a Client account, and

•	Taking advantage of information or using Client portfolio assets to affect the market to the Employee’s benefit.

2.1	POLICIES AND PROCEDURES REGARDING PERSONAL SECURITIES TRANSACTIONS

To assure compliance with the securities laws and to avoid potential conflicts of interest (actual or apparent) with its Clients, Canyon has established the following procedures included in the Code with respect to all Employees. The procedures outlined below must be strictly adhered to by all Employees.

A.	Location of Accounts; Reporting Requirements

Employees and Related Persons (as such term is defined in Sub-Section D below) may not maintain any form of trading or investment account at any broker, dealer, bank or investment adviser unless: (i) the Chief Compliance Officer has approved of the account in writing; (ii) all account positions are disclosed to Canyon; and (iii) trading in the account is subject to the rules and reporting

[1]	Family member includes adoptive relationships and means any of the following persons who reside in your household:

spouse child stepchild grandchild parent	stepparent grandparent sibling father-in-law	son-in-law daughter-in-law brother-in-law sister-in-law mother-in-law

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requirements discussed in this Code. Unless excepted in writing, all accounts subject to the Code must be maintained at a broker-dealer approved by the Compliance Department. In addition, unless excepted in writing, all transactions in accounts subject to the Code must be effected through a broker-dealer approved by the Compliance Department. Upon commencement of employment, an Employee must arrange for transfer of any securities and related cash accounts to an approved broker-dealer within 30 days of the date of employment (unless excepted in writing). Where an exception is granted, Employees must still follow all applicable provisions of this Code regarding Personal Securities Transactions including providing Canyon with the name of the broker-dealer firm with which they have their personal accounts and requesting that the broker-dealer send to Canyon, to the attention of the Compliance Department, duplicates of all confirmations and monthly account statements related to the foregoing accounts and transactions. Exceptions to the above requirements will only be granted in unusual circumstances.

Employees are required to report promptly to the Compliance Department any changes in status or location of any account in which they have a beneficial interest as defined below.

B.	General Restrictions

The following restrictions and guidelines apply to Employee Personal Securities Transactions:

1.

Employees and their Related Persons are prohibited from purchasing or selling any form of investment or trading assets (an “Investment Asset”) on the basis of material confidential information, proprietary information, and/or material, non-public information, which is discussed further in Section 3.

2.

No transactions may be made by an Employee or their Related Persons in an Investment Asset on the Restricted List, unless approved by a Managing Partner. For more information on the Restricted List please see Section 3.4 of the Code.

3.

All trades done for personal accounts of Employees and their Related Persons require advance approval either in writing or electronically from the Compliance Department and/or the Trading Desk. Approvals will only be valid on the day the trade was approved. If an approved trade is not effected on that day, the trade will need to be re-approved.

4.

Once a decision has been made to trade in a security on behalf of a Client, Employees and their Related Persons are prohibited from effecting any transaction in such security during the period which begins one business day before and ends two business days after any Client has traded in that security (referred to as the “Black-Out Period”). For example, an employee will be permitted to trade on the third business day after the transaction. This restriction does not apply to a security that is excepted from this Code or to broad based market indices.

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5.

**Special Note on CLO Trades and Investments. Employees that are part of the Firm’s CLO team that manage Canyon’s CLO portfolios are prohibited from effecting any transaction in any loans, bonds and/or equities of the issuer during the Black-Out Period for which loans or securities of such issuer were traded on behalf of the CLO portfolios. Employees that are not part of the Firm’s CLO team are not subject to this prohibition. This restriction for CLO team members and exemption for non-CLO team members also apply to their Related Persons.

6.

Employees and their Related Persons are prohibited from investing in any Investment Asset for less than 30 calendar days (please see Policy against Short-Term Trading; 30-Day Holding Period in Section G below).

7.	Absent specific approval, Employees and their Related Persons are prohibited from engaging in speculative trading as opposed to investment activity.

8.	Employees and their Related Persons are generally prohibited from trading/writing naked puts and/or calls, except with respect to broad based market indices.

9.

Interests in a Reportable Fund or a private investment fund advised by Canyon (“Canyon Private Funds”) may be purchased, sold, transferred or redeemed by Employees and their Related Persons only with the prior written approval of the Trading Desk and/or Compliance; Employees may not invest in any other private investment fund without the consent of a Managing Partner.

Canyon’s procedures require that the approval must be obtained to sell securities previously acquired even if the acquisition was made prior to becoming an Employee or with Canyon’s approval.

Prior to effecting any securities transaction, all Employees should consider the guidelines and restrictions applicable to trading while in possession of material, non-public information contained in Section 3 of this Code.

C.	Investment Assets

1.	Investment Assets Subject to the Code

The policies and procedures in this Code apply to transactions involving all equity and debt securities, including common and preferred stock, investment and non-investment grade debt securities, investments convertible into or exchangeable for stock or debt securities, or any derivative instrument relating to any such security, including options, warrants and futures, or any interest in a partnership or other entity that invests in any of the foregoing. Additionally, investments in any Reportable Funds are covered by this Code.

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Exchange Traded Funds (“ETF”), Municipal Bonds, Open-End Mutual Funds, and Closed-End Funds are not subject to the Black-Out Period, the 30-Day Holding Period, or pre-clearance requirements of the Code. However, ETFs, Municipal Bonds, Open-End Mutual Funds advised or subadvised by Canyon, and Closed-End Funds are subject to the reporting requirements of the Code (i.e., initial and annual holding reports and quarterly certifications). Please note that from time-to-time certain of these securities will also be subject to the Black-Out Period, the 30-Day Holding Period, and the pre-clearance requirements when Canyon is actively trading the issuer. Employees will receive an email with the list of any such issuers that are subject to all the personal trading requirements.

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2.	Real Estate Investments Subject to the Code

CPRE Employees are subject to additional restrictions with respect to certain types of real estate investments, including the requirement to pre-clear certain real estate transactions. Please see the Reporting Requirements Table below for a list of such transactions.

3.	Types of Investment Assets Not Subject to the Code

Investments in the following Investment Assets are not subject to the Code.

•	Direct obligations of the U.S. government;

•	Banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments[2], including repurchase agreements;

•	Shares issued by money market funds; and

•	Shares issued by open-end investment companies, with the exception of any Reportable Fund.

D.	Types of Accounts

1.	Accounts Subject to the Code

“Personal Securities Accounts” include the following types of accounts, all of which are subject to this Code:

(a)	Accounts in the Employee’s name;

(b)	Accounts in the name of the Employee’s spouse;

(c)

Accounts in the name of children under the age of 18, whether or not living with the Employee, and family members (see footnote 1) living with the Employee or for whose support the Employee is wholly or partially responsible (together with the Employee’s spouse collectively referred to as a “Related Person”);

(d)

Accounts in which the Employee or any Related Person directly or indirectly controls, participates in, or has the right to control or participate in, investment decisions, such as family trusts in which the Employee or Related Person is a trustee;

[2]

High quality short-term debt instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service).

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(e)	Accounts in which the Employee or Related Person has direct or indirect Beneficial Ownership[3].

2.	Accounts Not Subject to the Code

Accounts over which the Employee or Related Person does not have direct or indirect influence or control are not subject to the Code. This would typically include accounts managed on a discretionary basis by an outside money manager. The existence of all such accounts must be reported to the Compliance Department and the outside money manager may be asked to confirm this.

E.	Approval Requirements and Process

All transactions by Employees (including Related Persons) must receive prior approval (or pre-clearance) from the Compliance Department and in certain cases, also the Trading Desk. Employees must follow the procedures outlined below before effecting any transaction subject to the Code:

1.	The Employee must complete and submit the Request for Personal Securities Transaction form to the Compliance Department.

2.

After the Compliance Department has approved the transaction, the Employee will be notified and will have until the end of the business day to complete the transaction. If the transaction involves a company that Canyon has a position in, such transaction will also require prior approval from the Trading Desk.

Canyon has the right to deny approval for any securities transactions. The fact that approval for a securities transaction is granted or denied is highly confidential and should not be disclosed by the Employee seeking approval to anyone inside or outside Canyon. Personnel should not engage in discussions as to the reasons for the grant or denial of approval except with Compliance. If an Employee believes a denied transaction should have been approved, the Employee must seek the approval of Compliance before engaging in a transaction. Compliance will document the specific reason for approving the request.

[3]

You should generally consider yourself the “beneficial owner” of any securities in which you have a direct or indirect Pecuniary Interest. Pecuniary Interest in a security means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such security. As a general rule, you will be regarded as having a pecuniary interest in a security held in the name of your family members. For example, you will likely be deemed to have a pecuniary interest in securities (including the right to require the exercise or conversion of any derivative security such as an option or warrant, whether or not presently exercisable or convertible) held for:

•	Your accounts or the accounts of Related Persons

•	A partnership or limited liability company, if you are or a Related Person is a general partner or a managing member

•	A corporation or similar business entity, if you have or share, or a Related Person has or shares, investment control

•	A trust, if you are or a Related Person is a beneficiary

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Good-till-Cancelled (“GTC”) Orders

Employees will be permitted to use GTC/stop loss orders provided the following additional procedures are followed:

1.	An employee must hold his position for a minimum of 30 days prior to submitting a GTC order,

2.	Each GTC order, and any changes or amendments thereto, must be pre-cleared in the same manner as any other trade,

3.

The Black-Out Period will only apply to date on which the GTC order is approved and not to the date on which the GTC order is executed unless the GTC order is executed within two business days of approval. For example, if a GTC order is approved on Monday and the order is executed on Tuesday and the firm trades in the same name on Tuesday, the trade will need to be reversed. If, however, a GTC order is approved on Monday and the order is executed on Thursday and the firm trades in the same name on Thursday, the trade will NOT need to be reversed.

Trades on Foreign Exchanges

As noted above, pre-clearances are only good for the trading day on which the pre-clearance is approved. However, due to the timing differences between our hours of operations and the hours of operations of foreign exchanges, pre-clearances will be valid until the end of the next trading day on that foreign exchange.

CCA EU / CCA HK / Canyon Tokyo Office / Canyon Shanghai Office / Canyon Korea Office

As noted above, pre-clearances are only good for the trading day on which the pre-clearance is approved. However, due to the timing differences between our hours of operations and the hours of operations of CCA EU / CCA HK /Canyon Tokyo Office / Canyon Shanghai Office / Canyon Korea Office, pre-clearances will be valid until the end of the next trading day on either the US or foreign exchange, as applicable.

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F.	Public Offerings and Limited Offerings

1.	The following general restrictions apply to Employees and Related Persons:

Restricted Investments Security Type	Purchase	Sale
Initial Public Offerings (IPOs) (An IPO[4] is a corporation’s first offering of a security representing shares of the company to the public.)	PERMITTED – Subject to advance written approval by the Trading Desk and/or Compliance.	PERMITTED – Subject to advance written approval by the Trading Desk and/or Compliance.

Limited Offerings* (A limited offering[5] is an offer or sale of any security by a brokerage firm not involving a public offering, for example, a venture capital deal.)	PERMITTED – Subject to advance written approval by the Trading Desk and/or Compliance.	PERMITTED – Subject to advance written approval by the Trading Desk and/or Compliance.

*Limited Offerings include:

•	The Canyon Private Funds;

•	Transactions in securities, options, commodities or futures contracts that are not publicly offered or traded;

•	Participation in hedge funds, leveraged buy-out transactions, real estate offerings, private placements, and oil and gas partnerships or working interests;

•	Acceptance of offers of options or shares by personnel who serve on boards of directors;

•	Transactions involving real estate or agricultural land held for investment purposes, jointly in partnership with another person (other than family members);

•	Investing in any other business, whether or not related to securities (e.g., fast-food franchises, restaurants, sports teams, etc.); and

•

Owning stock or having, directly or indirectly, any financial interest in any other organization engaged in any advisory, securities, commodities, futures contracts or related business; provided, however, that approval is not required with regard to stock ownership or other financial interest in any such business that is publicly owned, unless a control relationship exists.

[4]

IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

[5]

A limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6) or Rules 504, 505 or 506 of Regulation D (e.g., private placements).

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2. Employees who are also registered representatives or associated persons of CP Investments, LLC (“CPI”), Canyon’s affiliated broker-dealer, are generally prohibited from purchasing shares during an initial public offering. Please see CPI’s Written Supervisory Procedures for more information.

G.	Policy against Short-Term Trading; 30-Day Holding Period

Personal Securities Transactions should be undertaken for investment purposes, not for short-term trading or risk arbitrage profits. Accordingly, Employees and Related Persons are generally prohibited from trading in “deal” or “rumor” securities. “Deal” or “rumor” securities include securities of companies that are the subject of reports or rumors of actual or anticipated extraordinary corporate transactions or other corporate events, regardless of whether Canyon is involved. Employees are also generally prohibited from trading options or futures unless for bona fide hedging purposes against an offsetting position on a one-to-one basis (other than with respect to broad-based standard indexes), absent specific approval. Thus naked puts and calls are prohibited.

Unless a security is excepted from the Code (including any ETFs, Municipal Bonds, Open-End Mutual Funds, Closed-End Funds that are also excepted from the Code), all Employees and Related Persons are required to maintain all securities positions for a minimum of 30 days. Under certain circumstances, generally involving hardships, exceptions to this 30-day holding period may be permitted on a prior approval basis. However, Canyon retains the unconditional right to refuse to grant approval for short-term trading transactions. While Canyon does not prohibit short sales by Employees or Related Persons, short sales are discouraged and subject to the 30-day minimum holding period.

H.	The Unconditional Right of Canyon to Impose Restrictions on Personal Securities Trading

Canyon may in its sole discretion impose restrictions (in addition to those specifically set forth herein) on the execution of transactions by Employees and Related Persons. Employees should be aware and apprise Related Persons that their securities positions may become frozen if Canyon becomes involved in a transaction affecting the issuer of such securities. The imposition of any such restriction is highly confidential and should not be disclosed outside Canyon, or inside Canyon except to the extent necessary to effectuate the restriction. Employees should avoid discussion as to reasons for the imposition of any such restriction.

I.	Monitoring Compliance with Canyon’s Personal Securities Trading Policies

On a periodic basis, a review of all Employee trades, not exempted from this Code, will be conducted to determine whether any securities purchased or sold by Employees for their own accounts or the accounts of any Related Person are either on the Restricted List or being considered for purchase, purchased, or sold by Clients of Canyon.

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Firm personnel should be aware and apprise Related Parties that Canyon will use periodic account statements, transactions confirmations and other information, whether or not received from Canyon, to monitor and review securities trading in Personal Securities Accounts for compliance not only with Canyon’s internal policies but also with respect to legal and regulatory requirements regarding such trading. Canyon personnel are expected to cooperate with such inquires and any monitoring or review procedures employed by Canyon.

2.2	PERSONAL SECURITIES TRANSACTIONS REPORTING REQUIREMENTS

A.	Initial and Annual Holdings Reports

All Employees are required to report brokerage accounts and securities/holdings owned by the Employee and Related Persons (subject to Code requirements) on an Initial Holdings Report within 10 days of employment, with information current as of a date no more than 45 days prior to employment, and annually thereafter. Annual reports must be submitted by February 14 of each year and the information contained in an annual report must be current as of December 31 of the prior year, unless some other date is set by the Compliance Department. An Employee’s or Related Person’s brokerage account statement(s) may be submitted in lieu of a separate initial or annual holdings report if all of the Employee’s or Related Person’s reportable holdings appear on the statement(s). In certain circumstances, an Employee’s or Related Person’s brokerage account statements may need to be consolidated. The holdings report must contain the following:

•	title and exchange ticker symbol or CUSIP number;

•	number of shares and principal amount of the security involved;

•	type of security;

•	name of the broker-dealer or bank that maintained the account; and

•	the date the report is submitted by the Employee.

B.	Monthly Transactions Reports

All Employees must arrange for the Compliance Department to receive monthly (or as generated, e.g., quarterly) duplicate statements for all investment accounts that contain securities of the Employee and Related Persons directly from the broker-dealer or other financial institution approved to handle the Employees investment account. These duplicate statements must report any transaction in a security over which the Employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership. A record of every transaction in a security is required with the following information to be maintained:

•	title and exchange ticker symbol or CUSIP number;

•	number of shares or principal amount of the security involved;

•	interest rate and maturity date (if applicable);

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•	date of the transaction;

•	nature of the transaction (purchase or sale);

•	price at which the trade was effected;

•	name of the broker-dealer or bank that executed the transaction; and

•	the date the report is submitted by the Employee.

**Special Note Regarding 401(k) Plans and 529 Plans: You are not required to report exchanges and transfers within your 401(k) plan and 529 plan if you are only able to invest in open-end mutual funds (this includes index funds) as long as such plans do not invest in any Reportable Funds. If your 401(k) plan or 529 plan offers investments in other types of securities or invests in Reportable Funds, you are required to report exchanges and transfers, but not automatic investment plans.6

C.	Quarterly Certification

Employees will certify that the information contained in the duplicate statement(s) or downloaded into the personal trading system is correct and complete and to record quarterly transaction information that did not appear in duplicate statement(s) or the personal trading system, if necessary. It is required by federal law to be submitted not later than 30 days after the calendar quarter in which the transaction was effected. If the thirtieth day falls on a weekend or a holiday, the report is due the business day immediately preceding this deadline. Please forward the report to the Compliance Department.

In addition, if during the quarter an Employee or Related Person establishes a new account in which any securities are held for his or her beneficial interest, the Employee must file an initial holdings report, described above, and must provide the following information as part of his or her quarterly report:

•	name of the broker-dealer or bank with whom the Employee established the account

•	the date the account was established; and

•	the date the report is submitted by the Employee.

D.	Exceptions to Reporting

Employees need not submit a quarterly transactions report to Canyon if all the information in the report would duplicate information contained in brokerage account statements received by Canyon not later than 30 days after the calendar quarter. The quarterly certification is, however, required.

[6]

Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

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You are not required to detail or list the following items on your initial and annual holdings reports and quarterly transactions reports:

1.	Purchases or sales effected for any account over which you have no direct or indirect influence or control.

a.	Investment related accounts (including trusts) managed on a discretionary basis by a third party may qualify for this exemption only if all of the following three conditions are met.

i.	You do not suggest the purchase or sale of investments to the third-party trustee or money manager with respect to such account/trust;

ii.	You do not direct the purchase or sale of investment with respect to such account/trust; and

iii.	You do not consult with the third-party trustee or money manager as to the particular allocation of investment to be made in such account.

b.	To confirm the status of an account that is exempt under paragraph (a) above, the Compliance Department may:

i.	Obtain information about the relationship between the third-party trustee or investment manager, as applicable, and the Employee (i.e., independent professional versus friend or relative);

ii.	Obtain periodic certifications by the Employee and his/her third-party trustee or investment manager regarding the Employee’s influence or control over trusts or accounts; and

iii.

On a sample basis, request reports on holdings and/or transactions made in the third-party managed accounts (including trusts) to identify transactions that would have been prohibited pursuant to the Firm’s Code of Ethics, absent reliance on the exemption from reporting.

Employees are required to notify the Compliance Department of the existence of all accounts, whether they are exempt from reporting or not.

2.	Transactions effected pursuant to an automatic investment plan; and

3.	Purchases or sales of any of the following securities:

•	Direct obligations of the U.S. government;

•	Banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (previously defined in footnote 2);

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•	shares issued by money market funds, whether affiliated or non-affiliated; and

•	shares issued by open-end investment companies, other than shares of a Reportable Fund, if any.

E.	Acknowledgement and Certification

All Employees must acknowledge receipt of this Code no less frequently than annually to comply with Canyon’s policies and procedures. New Employees must also acknowledge receipt on their date of hire.

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2.3	SUMMARY OF REPORTING REQUIREMENTS

The following table summarizes some of the reporting requirements. If you have any questions regarding the reporting requirements for transactions in other types of securities you should contact the Compliance Department.

Security Type	Quarterly Reporting
IPOs	Yes
Limited Offerings	Yes
Corporate Debt Transactions	Yes
Equity Transactions	Yes
Municipal Bond	Yes
Whole Mortgage Loans or Other Real Estate Related Investments**	Yes
Private Funds Managed by Canyon	Yes
Closed-end Mutual Funds	Yes
Exchange Traded Funds	Yes
Publicly Traded REITs	Yes
Open-end Mutual Funds and UCITS Advised or Subadvised by Canyon (as listed in Appendix B)	Yes
US Government Obligations (e.g., US Treasury / Agencies)	No
Foreign Government Obligations (e.g., Sovereign Bonds)	No
Money Market Funds (affiliated and non-affiliated)	No
Open-end Mutual Funds and UCITS Not Advised or Subadvised by Canyon (including Index Funds)	No
Short Term / Cash Equivalents	No
Variable Annuities	No
SPP / DRIPS* — automatic purchases	No

*	Sales of stocks from SPP or DRIPs: Pre-clearance is required for the sale of stocks from SSP or DRIPs. Please notify Compliance in writing of the sale and include these transactions in any reports.
**	Reporting of investments in whole mortgage loans or other real estate related investments is required only for Employees of CPRE and does not include primary residences and vacation homes.

2.4	CONFIDENTIALITY OF PERSONAL SECURITIES TRANSACTION INFORMATION

Canyon will endeavor to keep all reports of personal securities transactions, holdings and any other information filed pursuant to this Code confidential. Employees’ reports and information submitted in connection with this Code will be kept in a locked filed cabinet and/or electronic format, and access will be limited to appropriate Canyon personnel including the Compliance Department, the Trading Desk, and Senior Management (Senior Management includes the Managing Partners, Chief Financial Officer, General Counsel, and Chief Compliance Officer as identified in Appendix A) as well as Canyon’s compliance consultants and outside counsel; provided, however, that such information also may be subject to review by legal counsel, government authorities, Clients or others if required by law or court order. The personal securities trading records of certain Employees may also be subject to review by the Reportable Fund’s Board of Directors, CCO, or its agent.

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2.5	COMMUNICATION WITH THE BOARDS OF DIRECTORS OF REPORTABLE FUNDS

Canyon’s Code of Ethics must be approved by the Board of Directors of any Reportable Fund. Additionally, Canyon is required to provide notification of any material changes to the Company’s Code of Ethics to the Board of Directors of any Reportable Fund no later than six months after the adoption of such a change.

Violations of Canyon’s Code of Ethics may be reportable to the Board of Directors of any Reportable Fund. At a minimum, Rule 17j-1 under the IC Act requires Canyon to provide an annual written report to the Board of Directors of any Reportable Fund which describes any issues arising under the Code since the last such report was made, including but not limited to material violations of the Code and any sanctions imposed by Canyon, and certifies that Canyon has adopted procedures reasonably necessary to prevent Employees from violating the Code. Additional reporting may be required for each Reportable Fund.

3.	POLICY ON INSIDER INFORMATION

The Insider Trading and Securities Fraud Enforcement Act of 1988 and Section 204A of Advisers Act requires Canyon to establish, maintain and enforce written policies and procedures designed to prevent the misuse of material, non-public information (hereinafter referred to as “Inside Information”) by Canyon and its Employees. Among these policies and procedures are ones that restrict access to files likely to contain Inside Information, that provide for continuing education programs concerning insider trading, that require restricting or monitoring trades in securities about which Canyon and/or Employees might possess Inside Information, and that require reviewing trading executed on behalf of Clients and/or by Employees.

Employees should note that the following discussion relates to the misuse of material, non-public information based on the federal securities laws of the United States. Employees conducting business outside of the United States (i.e., investing in Non-US companies) or employees of CCA EU, CCA HK, Canyon Tokyo Office / Canyon Shanghai Office / Canyon Korea Office should be aware that other Countries have similar prohibitions against insider trading. Please contact the Compliance Department or Legal Department for specific information regarding the applicable laws with respect to other jurisdictions.

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3.1	INSIDER TRANSACTIONS

Canyon considers information material if there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Examples of material information include information regarding dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, material real estate transactions, major litigation, liquidation problems, and extraordinary management developments. Employees should not undertake to determine whether information is material; if there is any doubt, an Employee should treat the information as material and consult the Compliance Department.

Information is considered non-public when it has not been disseminated broadly to investors and the general public in the marketplace, such as by means of a press release carried over a major news service, a major news publication, a research report or publication, a public filing made with a regulatory agency, materials sent to shareholders or potential investors or customers, such as a proxy statement or prospectus, or materials available from public disclosure services. For example, information found in a public report filed with the Securities and Exchange Commission (“SEC”), or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public. However, limited disclosure does not make the information public (i.e., disclosure by an insider to a select group of persons). If there is no tangible evidence of any widespread dissemination of material information, Employees should presume that the information is non-public until instructed otherwise by Senior Management.

Employees should be aware that certain Canyon information may be considered Inside Information. Examples of such Inside Information include the following information that is used, produced, or obtained by Canyon for business purposes: specific information about Canyon’s securities trading positions or trading intentions; Canyon’s specific investment, trading or financial strategies or decisions; pending customer securities orders; advice to investment banking clients (to the extent Canyon is engaged to provide such advice); and analysis of companies that are potential acquirers or targets of other companies. Canyon information must be kept in the strictest of confidence and Employees may not disclose specific Canyon information to persons outside Canyon in the absence of a legitimate business reason. (Please see Section 1.4 for more information on sharing Canyon information with third parties.) Nothing contained in this paragraph in any way modifies or amends any provision of the Confidential Information Agreement signed by Employees.

Canyon generally defines insider trading as the buying or selling of a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, non-public information. Insider trading is a violation of federal securities laws, punishable by a prison term and significant monetary fines for the individual and investment adviser.

•	Tipping of, or Trading on, Inside Information is PROHIBITED. An Employee may not tip or trade, either personally or on behalf of others, while in possession of such information.

•	Front running is PROHIBITED. Front running involves trading ahead of a Client order in the same security on the basis of Inside Information regarding impending market transactions.

•

Scalping is PROHIBITED. Scalping occurs when an Employee purchases shares of a security for his/her own account prior to recommending/buying that security for Clients and then immediately selling the shares at profit upon the rise in the market price following the recommendation/purchase.

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Employees must notify the Compliance Department or the Trading Desk immediately if they have any reason to believe that a violation of the use of Inside Information has occurred or is about to occur, whether or not such violation involves the Employee or other Employees of Canyon. Failure to do so constitutes grounds for disciplinary sanction, including dismissal.

3.2	IDENTIFYING INSIDE INFORMATION

Certain activities may present Employees with greater opportunities to obtain Inside Information. For example, Canyon may have contacts with public companies as part of Canyon’s research efforts, such as in the case of contacts with corporate insiders. For example, a company’s Chief Financial Officer may prematurely disclose quarterly results to an analyst or a company representative may make selective disclosure of adverse news. This type of information conveyed in this type of setting should be treated as Inside Information. Employees who are privy to issuer information in this context should immediately contact the Compliance Department. Immediate reporting is intended to protect the Employee, Canyon’s Clients and Canyon.

Moreover, when Canyon executes a confidentiality agreement with a public company or participates on, or has access to information from, creditors’ committees of companies in bankruptcy, Canyon and its Employees may receive material, non-public information. Employees who receive non-public information pursuant to a confidentiality agreement or participate in or have access to non-public information from creditors’ committees should immediately contact the Compliance Department. Immediate reporting is intended to protect the Employee, Canyon’s Clients, and Canyon.

Similarly, investments in bank debt also create situations in which Employees may receive Inside Information. Canyon has developed specific procedures with respect to bank debt, which are set forth in separate internal documents.

Tender offers also present opportunities for obtaining Inside Information and are subject to greater regulatory scrutiny, particularly given the possibility to misuse Inside Information in the tender offer context. Private Investments in Public Equities (PIPE) also create an opportunity for obtaining Inside Information. In most cases, the mere knowledge that a company is engaging in a PIPE transaction is deemed to be material, non-public information and would restrict Canyon from trading the public equities of the PIPE issuer until such transaction has been publicly announced. Employees should exercise particular caution any time they believe they may have become aware of any information, no matter how seemingly trivial, relating to an actual or potential tender offer or PIPE transaction.

Employees should take extra precautions when utilizing expert networks and outside consultants. Due to the unique nature of these services, the use of expert networks and outside consults must be preapproved by senior management. For more information regarding Canyon’s policy on the use of expert networks, please reference Canyon’s Policy on Third-Party Consultant Policy / Expert Network Policy, which is available as Appendix L of Canyon’s Global Compliance Manual.

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If an Employee believes he/she or a family member has access to Inside Information, the following steps should be taken:

•	Report the information and proposed trade immediately to the Compliance Department.

•	Do not communicate the Inside Information to anyone other than the Compliance Department.

•	Await Canyon’s resolution of the matter.

3.3	BOARD OF DIRECTOR POSITIONS ON PUBLICLY TRADED COMPANIES

In situations where an Employee holds a position on the board of directors of a publicly traded company in which Canyon either has an existing investment or anticipates making an investment, Canyon expects to apply additional procedures designed to address the treatment of material, nonpublic information (“MNPI”) that such Employee will obtain through such role and that may affect Canyon’s investment activity.

•

The Compliance Department will make an assessment as to whether the Employee Director, (i) possesses material non-public information about the company and (ii) shared such information internally with other members of Canyon. In its assessment, the Compliance Department may do one or more of the following:

•

Document any relevant confidentiality agreements that Canyon has or that the Employee Director has with such company and understand the terms and scope of the confidentiality provisions, including cleansing provisions.

•	Document and confirm with the Employee Director whether he or she possesses MNPI.

•	If yes, the company will be placed on the Firm’s Restricted List and trading in the name will be prohibited.

•

If no, the Compliance Department will document its reasons for having the reasonable belief that such Employee Director does not possess MNPI, and that therefore, the Firm and/or the Employee Director is permitted to trade.

•	The Compliance Department may decide to systematically investigate trading approvals in situations that present a heightened risk of access to MNPI regarding any such company.

•	With inquiries and findings that support trading approvals, the Compliance Department may document such approvals and inquiries.

•	Where there is heightened risk associated with ongoing access to potential MNPI, the Compliance and/or Legal may seek advice from outside counsel.

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3.4	LIMITING THE USE OF INSIDER INFORMATION AND USING INFORMATION BARRIERS

A.	The Restricted List

Canyon uses a “Restricted List” to monitor Canyon and Employee trading with respect to certain investments that (1) Canyon has or may have Inside Information about and/or (2) Canyon is restricted from trading because of a contractual arrangement (such as participating in certain types of transactions or executing a confidentiality agreement with a company). Canyon’s research analysts and Managing Partners shall work with the Compliance Department to determine the extent to which securities may need to be designated as “Restricted List” securities.

Canyon designates a security as being on the Restricted List for a number of reasons. However, any employee who is in possession of Inside Information, regardless of whether or not the security is on the Restricted List, is prohibited from trading in the security for any reason. Canyon seeks to limit the circumstances in which an issuer is placed on Canyon’s Restricted List due to the potential adverse effects on Canyon’s clients. Thus, Canyon shall endeavor to control access to material, non-public information among a limited number of employees through the use of information barriers. For more information on the Restricted List please see the CCA Compliance Manual.

As noted above, PIPE transactions pose greater risk with respect to the receipt and potential misuse of material, non-public information. If an Employee is made aware of or becomes aware of a pending PIPE transaction, the employee must report such information to the Compliance Department. In most cases the name will be added to the restricted list and Canyon and its Employees will be restricted from trading the public securities of the PIPE issuer until the transaction has been publicly announced.

B.	Information Barriers

The purpose of an information barrier is to isolate sensitive information, including Inside Information, from persons responsible for sales and trading activities from other persons, within or without Canyon, who do not have an appropriate need to know the information. If properly implemented, information barriers permit certain persons at Canyon, for example, to perform investment banking functions for an issuer, or serve on creditors’ committees, while other persons at Canyon who are not privy to sensitive information continue to trade that issuer’s securities. In addition, such procedures permit Canyon to insulate sales and trading activities from the effects of the inadvertent receipt of sensitive information by one or more individuals. Unless the employee is effectively “walled off,” conveying sensitive information to members of other business areas or employees of affiliates can lead to restrictions on research, trading, or other business of Canyon or the affiliate.

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Canyon may have occasion to implement information barriers in special circumstances. As such, Canyon has developed procedures that are sufficiently flexible to address whatever special circumstances may be involved. As a result, the mechanism for implementing those procedures will be established on a case-by-case basis. However, Canyon has developed and implemented specific procedures with respect to bank debt purchases, which are addressed in separate internal documents.

Where a transaction, engagement or occurrence is to be the subject of an information barrier, the Compliance Department will generate a confidential memorandum describing the specific procedures to be applied in the case at hand. The procedures will vary depending on the nature, scope and expected duration of the project or occurrence and the number of individuals involved.

In the case of investment banking projects, creditor committee membership or similar, the memorandum shall specify, among other things: (a) the nature, background and purpose of the engagement, (b) the persons to receive sensitive information, (c) the methods for accomplishing the engagement, (d) the methods for safeguarding the sensitive information (e.g., security of files and communications), and (e) the method for obtaining any consent to the information barrier procedures that might be required. All personnel permitted to receive sensitive information must countersign the memorandum, by which they agree to be bound by its terms and to hold the information in strictest confidence. Such personnel will be restricted from performing any research, sales or trading function relating to the subject matter of the engagement, for Canyon or otherwise, during the term of the engagement or discussing the same with persons not also subject to similar restrictions. Upon conclusion of the engagement, all sensitive information will be assessed by the Compliance Department to determine whether ongoing restrictions should be imposed.

In more limited situations (e.g., the inadvertent receipt of sensitive information by a single individual), the Compliance Department may devise a simplified procedure for isolating the sensitive information and preventing its dissemination and misuse. The Compliance Department will retain documents memorializing such procedures. All securities of issuers that are the subject of an information barrier must be placed on the Watch List and/or the Restricted List by the Compliance Department until the engagement is complete and/or any sensitive information in Canyon’s possession has been published, superseded or rendered stale.

Once information and/or individuals have been “walled off,” in order to prevent Canyon and/or its affiliates from being in possession of Inside Information, the Compliance Department should be consulted before bringing any Employee over the wall. When an Employee is brought over the wall, the Compliance Department will create a record indicating the reason why the Employee has been brought over the wall along with any restrictions that have been placed on that Employee. Under certain circumstances, one or more Employees may be brought over the wall to provide analysis relating to a specific trade or decision to be made by Canyon. In such cases, the Compliance Department will create such a record, and the Employee(s) will be instructed not to discuss the analysis performed with anyone other than Employees who are also brought over the wall. In addition, the Employee will be instructed not to make trades for his or her personal account or Related Accounts relating to the securities involved in the analysis.

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3.5	MISCELLANEOUS CONTROL PROCEDURES

A.	Certifications

Employees will be required to certify, on an annual basis, that they have read and agree to abide by the Policy on Insider Trading. The certifications will be maintained as part of Canyon’s records under the supervision of the Compliance Department.

The Compliance Department will be responsible for organizing periodic training sessions to facilitate Employees’ full understanding of Canyon’s Policy on Insider Trading.

B.	Reporting Obligations

In an effort to detect and prevent insider trading, the Compliance Department will promptly investigate all reports of any possible violations of Canyon’s Policy on Insider Trading.

C.	Special Reports to Management

Promptly upon learning of a potential violation of Canyon’s Policy on Insider Trading, the Compliance Department will prepare a report for Senior Management, which may include: (1) the name of particular securities involved, if any, (2) the date Canyon learned of the potential violation and began investigating; (3) the accounts and individuals involved; (4) actions taken as a result of the investigation, if any; and (5) recommendations for further action.

3.6	USE OF NON-PUBLIC INFORMATION REGARDING A CLIENT

No Employee shall:

•

Disclose to any other person, except to the extent permitted by law or necessary to carry out his or her duties as an Employee and as part of those duties, any non-public information regarding any Client portfolio, including any specific security holdings or pending transactions of a Client, including specific information about actual or contemplated investment decisions.

•	Use any non-public information regarding any Client portfolio in any way that might be contrary to, or in competition with, the interest of such Client.

•	Use any non-public information regarding any Client in any way for personal gain.

For more information on Canyon’s Privacy Policy, please see Appendix F, Canyon Privacy Policy and Consent, of the Global Compliance Manual.

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4.	GIFTS, BUSINESS ENTERTAINMENT, DIRECTORSHIPS, REGULATORY REQUIREMENTS, AND POLITICAL CONTRIBUTIONS AND ACTIVITIES

4.1	GIFTS

Employees must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Employees must not offer, solicit, or accept any gift, benefit, compensation, or consideration that could be reasonably expected to compromise their own or another’s independence and objectivity. Employees must not accept gifts, benefits, compensation, or consideration that competes with, or might reasonably be expected to create a conflict of interest with, Canyon or its Clients’ interests unless they obtain written consent from a Managing Partner. Employees are not permitted to directly or indirectly give anything of value, including gratuities, in excess of $100 per individual per year, where such payment is in relation to obtaining business on behalf of Canyon. In addition, Employees are not permitted to directly or indirectly receive gifts totaling more than $100 annually from any single securities industry participant or accept any gift or favor that could be construed as preferential treatment. Gifts of cash or cash equivalents (e.g., prepaid debit cards, gift cards to restaurants and massages, etc.) in any amount are strictly prohibited. Should a situation arise where gifts exceeding this $100 limit are made or received, the Employee must notify the Compliance Department in writing immediately. The written notification must include a detailed description of the events surrounding the activity, the amount given or received, the circumstances under which the activity took place and reasons for accepting or giving the gifts.

Notwithstanding the foregoing, Employees are generally not permitted to give anything of value to any employees of public pensions or other government entities, without the prior written approval of the CCO.

As noted in NASD Notice to Members 06-69, personal gifts such as wedding gifts and congratulatory gifts for the birth of a child are not subject to the $100 limit as long as such gifts are not “in relation to the business of the employer of the recipient.” The same notice also clarified that de minimis, promotional, and commemorative items do not fall within FINRA Rule 3060, which is the rule upon which our policy is based, provided the item’s value is substantially below the $100 limit.

Employees will be required to report any gift, benefit, compensation, or consideration given to or received by an Employee from a securities industry participant, vendor, or other person doing business with Canyon using the personal trading system (or other acceptable means for gifts given, such as the Employee’s expense report). Employees will be required to no less frequently than annually certify that they have submitted all such gifts via Canyon’s personal trading system (or other acceptable means). Employees will be required to provide negative certifications.

Employees should note that while this section primarily relates to gifts given to or received from securities industry participants (i.e., broker-dealers, prime brokers, etc.), Canyon’s employee handbook also includes prohibitions with respect to giving or receiving gifts generally.

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4.2	Business Entertainment

Similar to Gifts, Employees must use reasonable care and judgment in deciding when and which events sponsored by securities industry participants (e.g., broker-dealers, investment banking firms, etc.) to attend, including golfing outings and ski trips. The SEC and FINRA do not prohibit attending such events. However, FINRA stated that attendance at such events would not be considered a gift “so long as it is neither so frequent nor so extensive as to raise any question of propriety.” FINRA also stated that if the sponsor did not attend the event, attendance at such an event would be considered a gift.

Employees are required to report all Business Entertainment, with the exception of breakfasts and lunches, unless they are of an extraordinary nature, using the personal trading system (or other acceptable means). Further, “Material Business Entertainment,” which generally includes any event that would cost the Employee $500 or more to attend, should be pre-cleared in advance using the personal trading system (or other acceptable means). Value should typically be considered the higher of face value or market value. Employees will be required to no less frequently than annually certify that they have submitted all such Business Entertainment via Canyon’s personal trading system (or other acceptable means). If an employee does not have any Business Entertainment to report, they must certify as such.

Employees should note that while this section primarily relates to business entertainment provided to or received from securities industry participants (i.e., broker-dealers, prime brokers, etc.); Canyon’s employee handbook also includes prohibitions with respect to business entertainment generally.

4.3	Gifts and Entertainment Given to Union Officials

Any gift or entertainment provided by Canyon to a labor union official in excess of $250 per fiscal year must be reported to the Department of Labor on Form LM-10 within 90 days following the end of Canyon’s fiscal year. Consequently, all gifts and entertainment provided to labor unions must be reported to the CCO via the Gifts and Business Entertainment On Demand Disclosures form in Canyon’s personal trading system.

Canyon employees are reminded that gifts (given or received) in excess of $100 per fiscal year to/from any individual are generally prohibited.

4.4	Gifts and Entertainment Given in Connection with 1940 Act Registered Funds

Section 17(e)(1) of the Investment Company Act of 1940 (“1940 Act”) prohibits any affiliated person of a registered investment company, or any affiliated person of such person acting as agent, to accept from any source any compensation (other than a regular salary or wages from such registered company) for the purchase or sale of any property to or for such registered company or any controlled company thereof, except in the course of such person’s business as an underwriter or broker. Under the 1940 Act, a registered fund’s investment adviser is an affiliated person of the registered fund, and the investment adviser’s officers, directors and employees, among others, are affiliated persons of the investment adviser.

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The prohibition in Section 17(e)(1) generally applies whenever registered fund advisory personnel, accept any compensation (other than regular salary or wages from the fund) for the purchase or sale of any property to or for the registered fund. For example, if a registered fund’s portfolio manager accepts any gifts or entertainment from a broker-dealer for the purchase or sale of the registered fund’s portfolio securities, the portfolio manager may be deemed to have violated Section 17(e)(1).

Notwithstanding the policies discussed in sections 4.1 and 4.2 above, Employees – in particular portfolio managers – are prohibited from accepting any gifts or entertainment in exchange for sending future orders to the sponsor of such gift or entertainment in connection with the management of any registered fund. Any offer of gifts or entertainment made by a service provider to any registered fund must be evaluated and pre-cleared by the Compliance Department prior to its acceptance.

4.5	Outside Business Activities

In addition to restrictions placed on the personal trading and private investments of Employees, each Employee must obtain prior written approval from a Managing Partner with respect to outside business activities. Prior to engaging in such activities, an Employee must make full disclosure to the Compliance Department. Such approval, if granted, may be given subject to restrictions or qualifications and is revocable at any time. Examples of activities requiring prior written approval include full- or part-time service as an officer, director, partner, manager, consultant or employee of another business organization (including acting as a director of a company whose securities are publicly traded); agreements to provide financial advice (e.g., through service on a finance or investment committee) to a private, educational or charitable organization; service in a Formal Political Position as that term is defined in Appendix K; and any agreement to be employed or accept compensation in any form (e.g., commission, salary, fee, bonus, contingent compensation, etc.) by a person or entity or their affiliates. Approval is generally not given for requests to serve as an officer, director, partner, consultant or employee of another business organization.

No Employee may work for any FINRA registered broker-dealer firm or affiliate, or any other money management firm or affiliate or registered investment adviser or affiliate or any other competitor of Canyon without the express written approval of a Managing Partner.

Neither management nor Employees may trade in any securities issued by any company of which any Employee is an officer, director, or other insider absent the prior approval of a Managing Partner.

4.6	Political Activity Using Firm Name or Resources

Absent explicit approval from a Managing Partner, Canyon prohibits Employees from undertaking any political activity using Canyon’s name, on Canyon’s premises, or with use of Canyon equipment or other property. Further, Employees must always take care to ensure that their political comments and activities are presented as strictly personal, and not reflective of the views of Canyon. To this end, political contributions should not be made in the name of Canyon, especially in situations where Canyon may appear to benefit, directly or indirectly, from the contribution.

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Canyon has adopted a formal policy with respect to political contributions by or on behalf of employees, which prohibits political contributions to certain individuals. Canyon’s political contribution policy is available in the Compliance Manual and posted on Canyon’s personal trading system.

4.7	REGULATORY REQUIREMENTS

The SEC considers it a violation of general antifraud provisions of federal securities laws whenever an investment adviser, such as Canyon, engages in fraudulent, deceptive or manipulative conduct. As a fiduciary with respect to Client assets, Canyon cannot engage in activities that would result in conflicts of interests (i.e., front-running or scalping).

The SEC can censure, place limitations on the activities, functions, or operations of, suspend for a period not exceeding twelve months, or revoke the registration of any investment adviser based on a:

•	Failure to reasonably to supervise, with a view to preventing violations of the provisions of the federal securities laws, an Employee or an Employee who commits such a violation.

However, no manager shall be deemed to have failed reasonably to supervise any person, if:

1.

there have been established procedures, and a system for applying such procedures, which would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person; and

2.

such manager has reasonably discharged the duties and obligations incumbent upon him or her by reason of such procedures and system without reasonable cause to believe that such procedures and system were not complied with.

5.	Enforcement of the Code

The Chief Compliance Officer has several responsibilities to fulfill in enforcing the Code. Some of these responsibilities are summarized below.

5.1	REPORTING REQUIREMENTS

A.	Reporting Obligations

Employees must notify the Chief Compliance Officer, a Compliance Representative or the Trading Desk immediately if they have any reason to believe that a violation – suspected or otherwise – of this Code, the Firm’s Compliance Manual, the federal securities laws, or the HR Handbook (each referred to herein as a “Violation”) occurred or is about to occur, whether or not such violation involves the Employee or another Employee. Failure to do so constitutes grounds for disciplinary sanction, including termination of employment.

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In lieu of notifying the Chief Compliance Officer, a Compliance Representative or the Trading Desk, Employees may report Violations directly to the General Counsel or Deputy General Counsel.

Employees may also report Violations anonymously to fulfill their obligation. Please visit the Canyon intranet for instructions on how to report Violations anonymously.

For the avoidance of doubt, nothing in the Firm’s Compliance Manual or other policies and/or procedures prohibits Employees from reporting potential violations of federal law or regulation to any governmental agency or entity or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employees do not need prior authorization from their manager, the Chief Compliance Officer, General Counsel or Deputy General Counsel, to make any such reports or disclosures and do not need to notify such individuals that they have made such reports or disclosures. Additionally, nothing herein prohibits Employees from recovering an award pursuant to a government sponsored whistleblower program.

B.	Responsibility of the Reporter

A person must be acting in good faith in reporting a concern under this Policy and must have reasonable grounds for believing a Violation occurred or is about to occur. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment.

C.	Handling of Reports

The Firm will take seriously any report regarding a Violation, and recognizes the importance of keeping the identity of the reporting person from being widely known, to the extent practicable. All such reports will be fully reviewed and investigated by the Compliance Department in a timely and professional manner.

In order to protect the confidentiality of the individual submitting such a report and to enable the Compliance Department to conduct a comprehensive investigation, Employees should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

D.	No Retaliation Policy

It is the Firm’s policy that no Employee who in good faith reports a Violation that has occurred or is about to occur will experience retaliation, harassment, or unfavorable or adverse employment consequences. This includes disclosures to regulators. An Employee who believes he/she has been subject to retaliation or reprisal as a result of such reporting is to notify the General Counsel, Deputy General Counsel, and/or CCO of such activity

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5.2	DUTIES AND RESPONSIBILITIES OF THE CHIEF COMPLIANCE OFFICER AND COMPLIANCE REPRESENTATIVE

The Chief Compliance Officer or Compliance Representative:

1.	will provide each Employee with a copy of the Code and any amendments thereto; and

2.	shall notify each person in writing who is required to report under the Code of his or her reporting requirements no later than 10 business days after accepting a position with Canyon.

The Chief Compliance Officer or Compliance Representative:

1.	Will monitor personal securities transactions to ensure compliance with the Code.

a.	Canyon’s personal trading system will be reviewed daily for any violations of the pre-clearance process, holding period, and Black-Out period.

b.

For those accounts that do not report daily transactions to the personal trading system, monthly statements will be used to monitor compliance with pre-clearance process, holding period, and Black-Out period.

2.	Will, before determining that a person has violated the Code, give the person an opportunity to supply explanatory material.

3.	Will, at least on a monthly basis, record all violations of the Code, and any action taken as a result of the violation.

4.

Will submit his or her own reports, as may be required pursuant to the Code, to the Chief Compliance Officer /Compliance Representative who shall fulfill the duties of the other so as to avoid any potential conflicts of interest.

A Managing Partner, or appointed representative of Canyon, will review all personal trading activity reported to the personal trading system on a weekly basis and all activity not reported to the personal trading system on a monthly basis.

5.3	CODE VIOLATIONS

If you violate this Code, including filing a late, inaccurate or incomplete holdings or transaction report, you may be subject to disciplinary actions, which may include, but are not limited to, any one or more of the following: (1) a warning; (2) disgorgement of profits; (3) imposition of a fine, which may be substantial; (4) demotion, which may be substantial; (5) suspension of employment, with or without pay; (6) termination of employment; or (7) referral to governmental authorities or regulators for possible civil or criminal prosecution. If you are normally eligible for a discretionary bonus, any violation of the Code may also reduce or eliminate the discretionary portion of your bonus.

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If a trade is executed in violation of either the Black-Out Period or the 30-Day Holding Period, the Employee will be required to reverse the trade at the Employee’s expense and any gain on such trade will be donated to charity. For example, if an Employee buys stock in Company A on Monday and a Client buys stock in Company A on Tuesday, the Employee will be required to sell the shares purchased on Monday, with all losses accruing to the Employee and any gains remitted to charity. An Employee may not be permitted to trade until any outstanding violations have been fully resolved including making any required donations to charity.

Note: Both the violation and any imposed sanction will be reported to or brought before Senior Management and may also be reported to the Board of Directors of any Reportable Fund.

5.4	REPORTS TO SENIOR MANAGEMENT

Special Reports to Management: Promptly upon learning of a potential violation of the Code, the Chief Compliance Officer, the Compliance Representative and/or the Trading Desk shall prepare a written report fully detailing the potential violation, which may include: (i) the name of particular securities involved, if any; (ii) the date he learned of the potential violation and began investigating; (iii) the accounts and individuals involved; (iv) actions taken as a result of the investigation, if any; and (v) recommendations for further action.

If the Chief Compliance Officer determines that the violation(s) was material, the violation(s) will be reported to Senior Management and may also be required to be reported to the Board of Directors of any Reportable Fund.

Periodic Reports: The Compliance Department will prepare a quarterly, written report for Senior Management. The Quarterly Code Report will describe any issue(s) that arose during the previous quarter under the Code or procedures related thereto, including any material Code or procedural violations, and any resulting sanction(s). The Compliance Department will also prepare an annual, written report for Senior Management. The Annual Code Report will describe, in summary fashion, issue(s) that arose during the previous four quarters and how the Code should be amended to address any recurring violations. In addition, Canyon will provide all periodic reports required by the Boards of Directors of any Reportable Funds.

The Compliance Department or the Trading Desk may report to Senior Management more frequently as necessary or appropriate, and shall do so as requested by the Chief Compliance Officer and/or Senior Management.

5.5	RECORDKEEPING REQUIREMENTS

Canyon shall maintain at its principal place of business records in the manner and to the extent set out in this Code. Such records shall be available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination. Such records shall include:

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1.	A copy of each Code that is in effect, or at any time within the past five (5) years was in effect, with each such copy being maintained in an easily accessible place;

2.

A record of any violation of the Code, and of any action taken as a result of the violation, with each such record being maintained in an easily accessible place for at least five (5) years after the end of the fiscal year in which such a violation occurs;

3.

A copy of each report made by an Employee as required by this Code, including any information provided in lieu of such reports, with each such record being maintained for at least five (5) years after the end of the fiscal year in which such a report is made or such information is provided, the first two (2) years of which in an easily accessible place;

4.

A record of all persons, currently or within the past five (5) years, who are or were required to make reports pursuant to the Code, or who are or were responsible for reviewing these reports, with each such record being maintained in an easily accessible place;

5.

A copy of each Annual Report to the Board, such Report being maintained for at least five (5) years after the end of the fiscal year in which it is made, the first two (2) years of which in an easily accessible place; and

6.

A record of any decision and the reasons supporting the decision, to approve the acquisition of securities, including an IPO or a Private Placement, shall be preserved for at least five (5) years after the end of the fiscal year in which the approval is granted

5.6	EFFECTIVE DATE OF THE CODE

The Code was adopted on June 30, 2005, and has been amended as of the date noted above, and supersedes any prior versions of the Code.

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Appendix A

Chief Compliance Officer	Douglas Anderson

Compliance Representatives	David Young Jane Kim Lena Najarian Kaderali Misao Natsubori (Tokyo Office) Shelly Skaug Stephanie Peng (Shanghai Office) Christi Alegria

Trading Desk	Current Members of the Trading Department

Chief Financial Officer	Luis Silva

General Counsel (CCA, CLO Advisors, and River Canyon)	Jonathan M. Kaplan

Managing Partners (CCA, CPRE, AECOM, CLO Advisors and River Canyon)	Joshua S. Friedman Mitchell R. Julis

Managing Partners (ICE Canyon)	Joshua S. Friedman Mitchell R. Julis Nathan B. Sandler

Appendix B

Open-end Mutual Funds and UCITS Advised or Subadvised by Canyon

River Canyon Total Return Bond Fund

Goldman Sachs Multi-Manager Alternatives Fund

Goldman Sachs Multi-Manager Non-Core Fixed Income Fund

Goldman Sachs Funds II SICAV – Goldman Sachs Global Multi-Manager Alternatives Portfolio

ICE EM Credit Total Return Fund